EXHIBIT 10.4

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made as of June 30, 2016 by and between Erin C. Ibele (“Executive”) and Welltower Inc., a Delaware corporation (the “Company”).

                WHEREAS, Executive and the Company entered into the Third Amended and Restated Employment Agreement, dated as of December 29, 2008 (the “Employment Agreement”) and Executive currently serves as the Company’s Executive Vice President, Head of Human Capital and Corporate Secretary;

                WHEREAS, Executive and the Company have agreed that Executive will resign from her current position with the Company on June 30, 2016 (the “Transition Date”) but remain employed by the Company in the capacity of President of the Welltower Foundation; and

 WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s proposed transition of employment to provide for an orderly transition of Executive’s duties, loyalty and responsibilities.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree with each other as follows:

1.       TRANSITION DATE.

a.             Effective as of the Transition Date, Executive hereby resigns her positions as Executive Vice President, Head of Human Capital and Corporate Secretary and relinquishes all of Executive’s authority and responsibilities with respect to those positions.  Effective as of the Transition Date, Executive also hereby resigns all other positions Executive holds (i) with the Company other than as a non-executive employee of the Company, (ii) with any of the Company’s direct and indirect subsidiaries and/or affiliates, other than with respect to the Welltower Foundation, or (iii) with any other organization as to any position held at the request of or for the benefit of the Company.  Executive agrees to take any additional necessary steps and sign any additional documentation that may be reasonably requested by the Company in order to give full effect or confirmation of such resignations.

b.             The Employment Agreement will terminate as of the Transition Date.

c.              Executive acknowledges and agrees that no action taken by the Company pursuant to, or otherwise consistent with, this Agreement (including, without limitation, the changes to compensation and Executive’s role with the Company on the Transition Date) will constitute “Good Reason” as defined in the Employment Agreement.

d.             As of the Transition Date, Executive will have no authority or power to bind the Company or to represent the Company in relation to third parties or to represent to third parties that Executive has authority or power to bind the Company or represent the Company, except as required for her duties as President of the Welltower Foundation.

2.       PAYMENTS UPON TRANSITION.    The following payments and benefits (to which Executive would not otherwise be entitled) are being offered in consideration for Executive’s execution and delivery of this Agreement, including the release set forth in Section 7, and it becoming effective and irrevocable in accordance with its terms and Section 3 and Section 8 of this Agreement, and are subject to Executive’s compliance with the covenants and other obligations set forth in Section 6 of this Agreement, all of which must be satisfied in full in order for the payments and other benefits set forth below in this Section 2 to be earned.

a.             A lump-sum payment equal to $826,168.  Such amount, adjusted as needed to reflect the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) on the Transition Date in accordance with Section 5(a) of the Employment Agreement, will be paid in a lump sum on the next regularly scheduled payroll date following fifteen (15) days after the release set forth in Section 7 has become effective and irrevocable, subject to any delay as required by law as outlined in Section 10 of this Agreement.

b.             An amount equal to $357,000, representing Executive’s target annual bonus for 2016, shall be paid to Executive in a lump sum, less applicable deductions, on the date on which other executives of the Company are paid annual bonuses for 2016, but no later than March 15, 2017.

c.              All stock options, restricted stock or other awards with time-based vesting granted to Executive under any deferred compensation, incentive or other benefit plan maintained by the Company shall become fully vested and earned and payable on the Transition Date, and in the case of stock options, exercisable in full for a period not to exceed the shorter of (i) one year following the Transition Date or (ii) the maximum term of the applicable option, and all other awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Company shall become vested as provided in this Section 2(c).  Attached hereto as Attachment A is a list of all of Executive’s outstanding stock options, restricted stock or other awards with time-based or performance based-vesting under any deferred compensation, incentive or other benefit plan maintained by the Company (the “Existing Equity Awards”).  Executive represents that Attachment A is a correct and complete list of her Existing Equity Awards on the date of this Agreement.  The Existing Equity Awards with performance-based vesting conditions shall be treated as follows:

i.                     For purposes of Executive’s Performance Restricted Stock Unit Award granted under the Company’s 2015-2017 Long-Term Incentive Program (the “2015-2017  LTIP”), Executive shall be deemed to have had a termination of employment by reason of a Qualified Termination on Executive’s Transition Date.  Accordingly, Executive shall be entitled to receive a lump sum payment in shares of the Company’s common stock as if the performance period had ended on June 30, 2016, determined and prorated in accordance with the terms of the 2015-2017 LTIP.  Executive shall also receive a cash payment equal to the value of accrued dividend equivalents on such shares for the same period.  The Company will permit Executive to elect on or prior to the Transition Date to have the required minimum tax withholding obligation to be satisfied by withholding a number of shares to be issued to Executive with an aggregate fair market value sufficient to satisfy the withholding amount due.

ii.                    For purposes of Executive’s Performance Restricted Stock Unit Award under the Company’s 2016-2018 Long-Term Incentive Program (the “2016-2018 LTIP”), Executive shall be deemed to have had a termination of employment by reason of a Qualified Termination on Executive’s Transition Date.  Accordingly, Executive shall be entitled to receive a lump sum payment in shares of the Company’s common stock as if the performance period had ended on June 30, 2016, determined and prorated in accordance with the terms of the 2016-2018 LTIP.  Executive shall also receive a cash payment equal to the value of accrued dividend equivalents on such shares for the same period.  The Company will permit Executive to elect prior to December 31, 2018 to have the required minimum tax withholding obligation to be satisfied by withholding a number of shares to be issued to Executive with an aggregate fair market value sufficient to satisfy the withholding amount due.

d.             An amount equal to Executive’s accrued, unused PTO through the Transition Date, less applicable withholdings.  Such amount will be paid in a lump sum on the next regularly scheduled payroll date following fifteen (15) days after the release set forth in Section 7 has become effective and irrevocable.

3.       CONDITIONS OF PAYMENTS.

a.             If this Agreement does not become effective and irrevocable by its terms no later than Friday, July 29, 2016, the Company will have no obligation to make the payments or provide the benefits set forth in Section 2, Section 4 or Section 5 of this Agreement and Executive will not be entitled to receive any payments or benefits under this Agreement.

b.             Clawback.  If it is decided by a court of law or an arbitrator that Executive has breached any of her obligations, covenants or representations under Section 6 of this Agreement, (i) the Company shall have the right to terminate Executive’s employment for Cause (as defined below) and the  obligations to provide the payments and benefits under Section 2, Section 4 and Section 5 of this Agreement will immediately cease, (ii) the Company will be entitled to recover the full amount paid under Section 2 and Section 5 of this Agreement and to obtain all other remedies provided by law or in equity, and (iii) Executive shall promptly reimburse the Company the full, pre-tax amount of any payments made under Section 2 and Section 5 of this Agreement.

4.       EMPLOYMENT FOLLOWING TRANSITION DATE.

a.             Transition Period.  Subject to Section 3 of this Agreement, commencing as of the Transition Date, Executive shall continue employment with the Company and shall provide services solely as President of the Welltower Foundation through the earliest of (i) December 31, 2017, (ii) Executive’s resignation of employment for any reason, (iii) the Company’s termination of Executive’s employment for Cause (as defined below), (iv) the Company’s termination of Executive’s employment without Cause, or (v) Executive’s death or permanent disability (as defined in the Company’s long-term disability policy) (the “Transition Period”).  If Executive continues to serve as President of the Welltower Foundation through December 31, 2017, the Company and Executive may agree that Executive may continue to provide services to the Company as shall be mutually agreed between the parties, but there will be no automatic successive employment periods following December 31, 2017.

For purposes of this Agreement, the term “Cause” shall be limited to (i) action by Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Section 6 below; or (ii) Executive being convicted of a felony; or (iii) Executive being convicted of any lesser crime or offense committed in connection with the performance of her duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by Executive to substantially perform her duties hereunder as directed by the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Company’s CEO.

b.             Scope of Services.  During the Transition Period, Executive shall devote such percentage of her business time and effort to the performance of her services as President of the Welltower Foundation as may be mutually agreed upon by the Company and Executive, not exceeding 20 hours per month.  Except as otherwise provided in Section 6 of this Agreement, Executive's obligations hereunder will not preclude Executive from performing services for an unaffiliated third party so long as the performance of such services does not interfere with Executive’s performance of services hereunder.  Neither party expects that Executive will provide services to the Company in the future at a level that exceeds the level set forth in this Section 4(b) and it is the parties' intent that Executive will have experienced a "separation from service" as defined in Section 409A of the Code no later than the Transition Date.  During the Transition Period, Executive shall be afforded office space and administrative support as the Company may reasonably determine is necessary or desirable for Executive’s performance of her services.  The Company shall reasonably accommodate Executive’s schedule and whenever possible provide at least two (2) weeks advance notice for any travel required by the Company in connection with the performance of her services hereunder.

c.              Compensation.  Executive shall receive a base salary during the Transition Period of a rate not less than $140,000 per annum, payable in substantially equal semi-monthly installments in accordance with the Company’s standard payroll practices.  Executive will not be eligible to receive an annual bonus from the Company during the Transition Period.

d.             Benefits.  During the Transition Period, Executive will continue to participate in the group medical, dental and vision plans (as in effect from time to time) sponsored by the Company (each, a “Company Plan”) for which she is eligible. Notwithstanding the foregoing, Executive’s portion of the premiums for participation in the Company’s group health plans for which Executive is eligible will be on a post-tax basis and the Company’s portion of any premiums will be treated as taxable income to Executive if necessary to avoid adverse tax consequences to Executive resulting from the application of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).  Executive shall also be eligible to continue participation in any other employee benefit plan sponsored by the Company in which she is eligible to participate by the terms of such plan. Executive shall not be eligible to accrue PTO during the Transition Period.  The Company shall also reimburse Executive for the cost of the premium payment due in early 2017 for renewal of Executive’s supplemental life insurance policy with North American Company for Life and Health Insurance to be pro-rated through the end of the Transition Period.  The Company shall also pay for the cost of the Executive's annual physical exam conducted on or before January 31, 2017 in accordance with the terms of the Company’s policy on executive annual physicals.

e.                Except as otherwise expressly provided in this Agreement, all other personal benefits, fringe benefits and perquisites shall cease as of the Transition Date.  Except as set forth in Section 5 of this Agreement, Executive shall not be eligible for severance benefits at such time her employment terminates.

5.       PAYMENTS UPON TERMINATION OF TRANSITION PERIOD

a.             The following payments (to which Executive would not otherwise be entitled) are being offered in consideration for Executive’s execution and delivery of this Agreement and for Executive’s (or the Executive’s estate’s) execution and delivery of a Release of Claims attached hereto as Attachment B (the “Transition Period Termination Release”), and it becoming effective by the twenty-eighth (28th) day following the end of the Transition Period (or such later period as may be required by law in order to make the Transition Period Termination Release fully effective), and is subject to Executive’s compliance with the covenants and other obligations set forth in Section 3 and Section 6 of this Agreement, all of which must be satisfied in full in order for the payments and other benefits set forth below in this Section 5(a) to be earned.  The following payments shall not be payable in the event Executive’s employment is terminated during the Transition Period for “Cause” (as defined above).

i.                     A lump sum payment in shares of the Company’s common stock equal to the difference between (A) the number of shares that the Executive would have been eligible to receive under the 2015-2017 LTIP based on actual performance had Executive continued employment with the Company through December 31, 2017 and (B) the number of shares paid to Executive pursuant to Section 2(c)(i) of this Agreement.  Executive shall also receive a cash payment equal to the value of accrued dividend equivalents on such shares for the performance period.  Such amount shall be payable within 30 days after the date the Compensation Committee of the Board certifies the performance goals under the 2015-2017 LTIP, but in all events no later than March 15, 2018.

ii.                    A lump sum payment in shares of the Company’s common stock equal to the difference between (A) the number of shares that the Executive would have been eligible to receive under the 2016-2018 LTIP based on actual performance had Executive continued employment with the Company through December 31, 2018 and (B) the number of shares paid to Executive pursuant to Section 2(c)(ii) of this Agreement.  Executive shall also receive a cash payment equal to the value of accrued dividend equivalents on such shares for the performance period.  Such amount shall be payable within 30 days after the date the Compensation Committee of the Board certifies the performance goals under the 2016-2018 LTIP, but in all events no later than March 15, 2019.

iii.                  In lieu of outplacement benefits, a lump sum payment in the amount of $15,000, payable on the next regularly scheduled payroll date following fifteen (15) days after the Transition Period Termination Release has become effective and irrevocable, subject to any delay as required by law as outlined in Section 10 of this Agreement.

iv.                  If Executive’s employment is terminated by the Company without Cause during the Transition Period, then Executive will also be entitled to receive the following payments and benefits:

(A)    a lump sum severance payment equal to an amount equal to $11,666.67 for each month remaining in the Transition Period; and

(B)    continued coverage at the Company’s expense under any group health plan maintained by the Company in which Executive participated at the time of her termination for the remaining term of the Transition Period, or until, if earlier, the date Executive obtains comparable coverage under benefit plans maintained by a new employer.  With respect to continued health insurance coverage, the Company shall pay applicable premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and those of her dependents covered immediately prior to the date her employment terminates under the Company’s group healthcare plan, assuming Executive timely elects COBRA continuation coverage.  Executive agrees that the Company may impute income to Executive for the cost of Company-paid health coverage premiums if necessary to avoid adverse income tax consequences to Executive resulting from the application of Section 105(h) of Code to the Company’s payment of such premiums.

b.             If the Transition Period Termination Release is not executed and effective by the twenty-eighth (28th) day following the end of the Transition Period (or such later period as may be required by law in order to make the Transition Period Termination Release fully effective) or if Executive fails to fulfill Executive’s representations, agreements, and commitments as set forth or referenced in this Agreement, the Company will have no obligation to make, and Executive will not be entitled to receive, the additional payments set forth in this Section 5.

6.       COVENANTS BY EXECUTIVE.

a.             Non-Competition.  As the Company’s Executive Vice President, Head of Human Capital and Corporate Secretary, as well as through other positions Executive may have held  with the Company and its affiliates, Executive has obtained extensive and valuable knowledge and information concerning the Company’s business (including confidential information relating to the Company and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be impossible for Executive to work as an employee, consultant or advisor in any business which competes with the Company in the business of (i) ownership and operation of Health Care Facilities (defined below); (ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Heath Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities (individually, and in the aggregate, the “Company Business”), without inevitably disclosing confidential and proprietary information belonging to the Company. Accordingly, from the Transition Date until the later of (x) one year following the Transition Date and (y) the expiration or termination of the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that is engaged in the Company Business, anywhere in the world (a "Competitive Business"), provided that nothing in this provision shall restrict Executive from Executive’s passive ownership of up to 2% of a publicly traded stock in one or more companies engaged in a Competitive Business.  For purposes of this Agreement, “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.  Executive hereby represents and warrants that she has not breached any of her obligations under Section 10 of her Employment Agreement.

b.             Non-Solicitation. From the Transition Date until the later of (i) one year following the Transition Date and (ii) the expiration of the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed at that time by the Company or any subsidiary or affiliate.

c.              Protection of Confidential Information. Executive hereby agrees that, during her employment with the Company and thereafter, she shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).  Executive further agrees that, upon the Transition Date, all Confidential Information in her possession that is in written or other tangible form shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein.  Notwithstanding the foregoing, this Section 6(c) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Executive to disclose or make accessible any information or is voluntarily disclosed by Executive to law enforcement or other governmental authorities.  Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, in any form, including electronic media.  Confidential Information also includes, but is not limited to the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement or promise to the Company.  Executive hereby represents and warrants that she has not breached any of her obligations under Section 9 of her Employment Agreement.

d.             Non-Disparagement.  Executive will not make or direct anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company.  Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors. The Company agrees not to cause, and shall direct its officers or senior executives not to make on its behalf any disparaging or untruthful remarks or statements about Executive’s employment with the Company following the Transition Date.  The restrictions described in this section shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

e.              Return of Company Property.  On or before the Transition Date, and as a condition to Executive’s receipt of consideration payable under Section 2 of this Agreement, Executive shall have returned to the Company all hard and soft copies of records, lists, books, documents, materials, software, and files in her possession or control, whether recorded, written or computer readable, which contain or relate to Confidential Information or sensitive information obtained by Executive in conjunction with her employment with the Company.  Executive agrees that she will not keep any copies or excerpts of any of the above items. Notwithstanding the foregoing, Executive may retain her list of personal contacts and any other property that the Company determines is necessary in order for her to perform her duties during the Transition Period, including, but not limited to, keys, phones, mobile devices, laptops and parking permits.

f.              Cooperation.  Executive will fully cooperate with the Company in all matters relating to her employment, including the winding up of work performed in Executive’s prior positions and the orderly transition of such work to other Company employees.  Executive shall assist the Company, in connection with any litigation, investigation or other matter involving Executive’s tenure as an employee, officer or director of the Company, including, but not limited to, attending meetings with Company representatives and counsel and giving truthful testimony in any legal proceeding involving the Company.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in rendering such assistance to the Company (including attorney’s fees that may be incurred in accordance with the applicable provisions of the Company’s Bylaws and Certificate of Incorporation), and will provide such reimbursement no later than ninety (90) days following the Company’s receipt of supporting documentation of incurrence of these expenses.

g.                Restrictions on Sale of Company Shares.  Executive agrees that from the Transition Date until the end of the Transition Period, Executive will be subject to the same provisions of the Company’s Insider Trading Policy as any person who is then a non-executive employee.  Furthermore, from the Transition Date until the end of the Transition Period, Executive will not sell any shares of the Company’s common stock except during “open trading window” periods in compliance with such policy.

h.             For the avoidance of doubt, any breach of Section 6(a) through 6(g) of this Agreement shall constitute a material breach of this Agreement.  Notwithstanding Section 9 of this Agreement, the parties agree that damages would be an inadequate remedy for the  Company in the event of a breach or threatened breach by Executive of Section 6(a), 6(b), 6(c) and 6(e), or for the Company or Executive in the event of a breach or threatened breach of Section 6(d).  In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.  Executive acknowledges that the Company may present this Agreement to any third party with which the Executive has accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 6, if the Company has reason to believe Executive has or may have breached this Agreement.

7.       RELEASE OF CLAIMS.

a.             In exchange for the commitments of the Company as set forth in this Agreement, which Executive acknowledges and agrees provide consideration to which Executive would not otherwise be entitled, Executive agrees to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns (collectively, the “Company Released Parties”), from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, Executive ever had, now has, or may ever have against any Company Released Party  up to and including the day on which Executive signs this Agreement.  Without limiting the generality of the foregoing, the claims Executive is waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of Executive’s employment with or by the Company or the termination or resignation of Executive’s employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of sex, race, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (i) all claims of whistleblowing and retaliation under federal, state and local laws; (j) all claims under any principle of common law or sounding in tort or contract; (k) all claims concerning any right to reinstatement; and (l) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise), whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law.  Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.  This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after Executive signs this Agreement; Executive’s rights to indemnification or advancement of expenses under the bylaws of the Company or under any applicable directors and officers liability insurance policy with respect to Executive’s liability as an employee, director or officer of the Company; Executive’s right to exercise any and all Company stock options held by Executive that are exercisable as of the Transition Date during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; or Executive’s right to enforce the terms of this Agreement.  Additionally, nothing in this Agreement waives or limits Executive’s right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though Executive acknowledges Executive is not entitled to recover money or other relief with respect to the claims waived in this Agreement).

b.             Executive represents and warrants that she has not filed any claim, charge or complaint against the Company or any of the released parties based upon any of the matters released in (a) above.

c.              Executive acknowledges that:  (i) the commitments of the Company under this Agreement, including the benefits provided in Sections 2 and 5 of this Agreement, constitute adequate consideration for the release of claims set forth in this Section 7(a), and (ii) the commitments of the Company under this Agreement, including the payments provided in Section 5 of this Agreement constitute adequate consideration for the release of claims set forth in the Transition Period Termination Release.

d.             Executive intends that this release of claims cover all claims described in Section 7(a) above whether or not known to Executive.  Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release.  Executive also expressly waives and relinquishes, to the fullest extent permitted by law, any and all rights she may have under California Civil Code Section 1542, or the comparable provisions of the laws of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

e.              Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by the release set forth in Section 7(a).

f.                The Company, with the intention of binding itself and its predecessors and successors, does hereby waive and release Executive from any and all claims, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity related to or arising out of Executive’s employment and Employment Agreement with the Company and the end of that employment, whether known and unknown, asserted or unasserted, which the Company has or may have against Executive as of the date of execution of this Agreement. This release shall not include the following: (1) any act or omission by Executive that is a material violation of any statute, regulation, ordinance or other law, (2) any willful or deliberate misconduct by Executive, and (3) any proceeding as to which a release of claims is not permitted under applicable law.

8.       REVIEW AND REVOCATION OF AGREEMENT.  Executive acknowledges and agrees:  (i) that she has been advised to consult an attorney regarding this Agreement and the releases set forth herein or attached hereto as Attachment B before executing this Agreement or the Transition Period Termination Release; (ii) that she was given 21 days to review and consider signing this Agreement, although she may, at her discretion, knowingly and voluntarily, sign and return the Agreement at any earlier time, but Executive may not sign and return the Agreement until on or after the Transition Date; (iii) that modification of this Agreement does not restart this 21 day consideration period; (iv) that she is waiving rights or claims which may be waived by law in exchange for consideration which is not otherwise due to Executive, including claims and rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and as otherwise described in this Agreement; (v) that rights or claims that may arise after the date this Agreement is executed, including those arising under the ADEA, are not waived by this Agreement; (vi) that at any time within 7 days after signing this Agreement, she may revoke the Agreement; and (vii) that this Agreement is not enforceable until the revocation period has passed without a revocation.

To revoke this Agreement, Executive must send a written statement of revocation delivered by certified mail to Welltower Inc., Attn:  Chief Executive Officer, 5400 Dorr Street, Toledo, OH  43615.  This revocation must be received no later than the seventh (7th) day following Executive’s execution of this Agreement.

9.       ARBITRATION.  Subject to Section 6(h) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement and Executive’s employment hereunder, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement and any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, will be resolved exclusively in final and binding arbitration held under the auspices of the American Arbitration Association (“AAA”)  in accordance with AAA’s then current Employment Arbitration Rules, or successor rules then in effect.  The arbitration will be held in Toledo, Ohio and will be conducted and administered by AAA or, in the event AAA does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and the Company will select a mutually acceptable, neutral arbitrator from among the AAA panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law.  The existence and subject matter of all arbitration proceedings, including, any settlements or awards there under, shall remain confidential.  In entering into this Agreement, both parties are waiving the right to a trial by judge or jury.

10.    SECTION 409A.

a.             This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Code Section 409A.  Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

b.             Any payment scheduled to be made under this Agreement that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following the Transition Date will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day period following such six month period.  Furthermore, if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

c.                Notwithstanding any contrary provision herein, Executive’s right to any payment (including each installment payment) under this Agreement shall be treated as a “separate payment” within the meaning of Code Section 409A.

d.             The Company shall consult with Executive in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

11.    NO ADMISSION OF LIABILITY.  Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by the Company or Executive.

12.    INTEGRATED AGREEMENT.  This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including but not limited to the Employment Agreement, except as expressly set forth herein. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by the Company’s policies while serving as an employee of the Company (or thereafter to the extent provided by such policies), including but not limited to the Company’s Code of Business Conduct and Ethics and its Employee Handbook, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with the Company or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.

13.    LEGAL FEES.  The Company shall reimburse Executive up to $5,000, in the aggregate, for Executive’s reasonable attorney’s fees and expenses incurred in connection with negotiating and documenting this Agreement.  The Company will provide such reimbursements no later than ninety (90) days following the Company’s receipt of supporting documentation of incurrence of these expenses, but in any event no later than the end of the calendar year following the calendar year in which those expenses were incurred and otherwise in compliance with Section 409A of the Code.

14.    TAXES AND OTHER WITHHOLDINGS.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which she is entitled.  Executive acknowledges that (i) the Company has made no representation to Executive as to the tax treatment of any compensation or benefits to be paid to Executive under this Agreement and (ii) the Company has no obligation to “gross-up” any amount payable to Executive under this Agreement for taxes payable by Executive thereon.

15.    SURVIVAL.  The covenants, agreements, representations and warranties contained in or made in Section 3, 6, 7, 8, 9 or 12 of this Agreement shall survive any termination of Executive’s services hereunder or any termination of this Agreement.

16.    WAIVER.  Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

17.    MODIFICATION.  This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced.

18.    NOTICE.  Except as otherwise expressly provided in this Agreement, any notice to either party hereunder shall be in writing  and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Company:

Welltower Inc.

5400 Dorr Street

Toledo, OH  43615

Attention:  Legal Department

                If to the Executive, at the address on file with the Company’s Human Resources

                Department.

                The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

19.    ASSIGNMENT AND SUCCESSORS.   The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets or the business of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign her obligations under this Agreement and shall only be entitled to assign her rights under this Agreement upon her death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.

20.    SEVERABILITY.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if any of the provisions contained in this Agreement is determined by an arbitrator or court of competent jurisdiction to be unenforceable because it is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law in order to achieve the intent of the parties.

21.    GOVERNING LAW.  This Agreement will be construed, interpreted, governed and enforced in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set her hand, as of the day and year first written above.

WELLTOWER INC.                                                        EXECUTIVE

By: /s/ JEFFREY H. MILLER                                      /s/ ERIN C. IBELE

Name:    Jeffrey H. Miller                                                   Erin C. Ibele

Title: Executive Vice President and

                Chief Operating Officer

Date: June 30, 2016                                                            Date: June 30, 2016

ATTACHMENT A

EXISTING EQUITYAWARDS

EXISTING EQUITY AWARDS WITH TIME-BASED VESTING

1)  Restricted Stock

Date of Agreement	Initial Award	Unvested Shares as of Date of Agreement to be fully vested
2/26/16	14,073	9,382
2/12/16	4,830	3,622
2/5/15	3,774	1,886
2/6/14	2,949	737
2/7/13	7,298	2,918
1/26/12	4,449	889
TOTAL		19,434

2)  Deferred Stock Units

Date of Agreement	Initial Award	Unvested Shares as of Date of Agreement to be fully vested
1/26/12	4,361	1,090

 3)  Stock Options

Date of Agreement	Initial Grant	Exercise Price	Maximum Expiration Date	Options Outstanding as of June 10, 2016	Unvested Options as of Date of Agreement to be fully vested
1/27/11	6,575	$49.17	1/27/21	1,315	Fully vested
1/26/12	7,652	$57.33	1/26/22	7,652	1,530
TOTAL				8,967	1,530

EXISTING EQUITY AWARDS WITH PERFORMANCE-BASED VESTING

Performance Restricted Stock Unit Award granted under the Health Care REIT, Inc. 2015-2017 Long-Term Incentive Program, granted August 6, 2015.

Performance Restricted Stock Unit Award granted under the Welltower Inc. 2016-2018 Long-Term Incentive Program, granted May 6, 2016.

ATTACHMENT B

RELEASE OF CLAIMS AGREEMENT

UPON TERMINATION OF TRANSITION PERIOD

I entered into a Transition Agreement with Welltower Inc. (together with its subsidiaries, merged entities and affiliates, and its and their respective predecessor and successor entities, “the Company”) dated June 30, 2016 (the “Transition Agreement”).

I hereby acknowledge that:

1.             A blank copy of this Release of Claims Agreement (“Release Agreement”) was attached as Attachment B to the Transition Agreement when it was given to me for review.  I have had more time to consider signing this Release Agreement than the ample time I was given to consider signing the Transition Agreement, and in any event more than 21 days have elapsed from the date that I received this Release Agreement.  I may revoke this Release Agreement within seven (7) days after I sign it in the manner set forth in paragraph 9 below.  I understand that I am giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, and as described in the Transition Agreement.  Additionally, I understand that this Release Agreement is not enforceable until the revocation period has passed without revocation.  If this 7-day period expires without revocation, I understand that this Release Agreement will become final and effective on the eighth day following the date I sign this Release Agreement, which day will be the “Effective Date” of this Release Agreement.  I was advised to discuss the Transition Agreement and this Release Agreement with an attorney before executing any of those documents.

2.             I am not permitted to sign this Release Agreement until after my last day of employment with the Company.

                3.             The benefits payable under Section 5 of the Transition Agreement are only payable to me if I sign this Release Agreement and it becomes effective and irrevocable prior to the twenty-eighth (28th) day following the end of my employment or such later period as may be required by law in order to make this Release Agreement fully effective.

                4.             My employment actually terminated before I signed this Release Agreement and, in exchange for receiving benefits payable under Section 5 of the Transition Agreement, I hereby agree that this Release Agreement will be a part of my Transition Agreement and that my Transition Agreement, including without limitation, the release of claims set forth in Section 7 of the Transition Agreement, will be construed and applied as if I signed it on the day I signed this Release Agreement.  This extends my commitments, covenants and other obligations under the Transition Agreement, and the release of claims in the Transition Agreement that arose following my Transition Date (as defined in the Transition Agreement) through the end of my employment.

                5.             I agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns (collectively, the “Company Released Parties”), from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, I ever had, now have, or may ever have against any Company Released Party up to and including the day on which I sign this Release Agreement.  Without limiting the generality of the foregoing, the claims I am waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of my employment with or by the Company or the termination or resignation of my employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the

Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (i) all claims of whistleblowing and retaliation under federal, state and local laws; (j) all claims under any principle of common law or sounding in tort or contract; (k) all claims concerning any right to reinstatement; and (l) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise), whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law.  Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.  This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after I sign this Release Agreement; claims for indemnification or advancement of expenses under the bylaws of the Company or under any applicable directors and officers liability insurance policy with respect to my liability as an employee, director or officer of the Company; my right to exercise any and all Company stock options held by me that are exercisable as of the end of the Transition Period during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; or my right to enforce the terms of the Transition Agreement.  Additionally, nothing in this Release Agreement waives or limits my right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though I acknowledge I am not entitled to recover money or other relief with respect to the claims waived in this Release Agreement).

6.             I have returned to the Company all hard and soft copies of records, lists, books, documents, materials, software, and files in my possession or control, whether recorded, written or computer readable, which contain or relate to Confidential Information or sensitive information that I  obtained in conjunction with my employment with the Company, as well as all other Company-owned property.  I took all reasonable steps to protect the confidentiality of such Company information during my employment and have not kept any copies or excerpts of any of the above items.

7.             I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release Agreement.

8.             I agree that except with respect to any payments and benefits that I remain entitled to receive under Section 5 of my Transition Agreement with the Company, I have received all other compensation, benefits, bonuses, severance, leave and notice that I am otherwise entitled to receive from the Company.

9.             I understand that I may revoke this Release Agreement by sending a written statement of revocation delivered by certified mail to Welltower Inc., Attn:  Chief Executive Officer, 5400 Dorr Street, Toledo, OH  43615.  I understand that the revocation must be received no later than the seventh (7th) day following my execution of this Release Agreement.

By signing this Release Agreement, I acknowledge that:  I have had the opportunity to review the Transition Agreement, including the release set forth in Section 7 therein, and this Release Agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this Release Agreement I am releasing the Company of all claims against it; I have read the Transition Agreement and this Release Agreement and understand their terms; I have been given a reasonable period of time to consider the terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Release Agreement.

AGREED AND ACCEPTED:

Dated:

ERIN C. IBELE

___________________________________

Sign Name